UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2017

ACTINIUM PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52446	74-2963609
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 Madison Avenue, 7th Floor New York, NY	10016
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 677-3870

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 15, 2017, Actinium Pharmaceuticals, Inc. (the “Company”) named Nitya Ray, Ph.D. a named executive officer. Dr. Ray is the Company’s Executive Vice President, Head of Product Development, Manufacturing and Supply Chain.

Dr. Ray joins the Company from CytoDyn, Inc. where he was Sr. Vice President of Manufacturing and CMC Team Leader. At CytoDyn Dr. Ray developed robust and cost effective manufacturing processes for an antibody therapeutic drug candidate, currently in two Phase 3 clinical studies intended to treat and prevent HIV infection. Dr. Ray led a successful regulatory meetings with the FDA while simultaneously developing strategies for process development, scale-up, validation, commercial manufacturing, and supply chain to support potential commercialization of the CytoDyn's HIV therapeutic drug candidate. Prior to CytoDyn, Dr. Ray spent 15 years at Progenics Pharmaceuticals, Inc., a radiopharmaceutical therapeutic and diagnostic company, most recently as Senior Vice President, Manufacturing. At Progenics, Dr. Ray led the development of scalable manufacturing processes and achieved order-of-magnitude cost reduction through improved productivity and scale. In addition, Dr. Ray built process and product development teams for Progenics' small molecule, biologics, and radiopharmaceuticals that developed innovative processes for various phases of clinical development and commercial manufacturing. Dr. Ray supported in-house cGMP biologics manufacturing for Phase 1–3 clinical development and managed relationships with Contract Development and manufacturing Organizations (CDMO's) on a global basis. Dr. Ray also worked at Hoffman-La Roche with a focus on biopharmaceuticals and Verax Corporation in roles of increasing responsibility. Dr. Ray has a Ph.D. in Biochemical Engineering and an M.S. in Chemical and Biochemical Engineering from Rutgers University and a B.S. in Chemical Engineering from Jadavpur University.

Compensatory Plan

On May 26, 2017 the Company and Dr. Ray entered into an Offer Letter (the “Employment Agreement”).  Pursuant to the Employment Agreement, Dr. Ray is entitled to the following compensation and benefits:

●	Salary is $325,000 per year, and Dr. Ray may be entitled to a cash bonus in an amount to be determined by the Board with a target of 30% of the base salary.

●	The Board granted to Dr. Ray an option to purchase 250,000 common shares of the Company at an exercise price equal to the closing price of the Company’s common stock on June 15, 2017.

●	Vesting Schedule. Twenty-eight percent (28%) of the initial options granted shall vest twelve months after the date of grant and two percent (2%) of the remainder shall vest each month thereafter until fully vested. Such additional options or restricted stock will have an exercise price per share which is equal to fair market value as determined by the Board on the date of the grant. Two percent (2%) of such additional options or stock shall vest each month thereafter until fully vested. The term of all options granted under this Agreement will be for 10 years from the date of grant, subject to Dr. Ray’s continuing service with the Company.

●	Dr. Ray is also eligible to participate in the Company’s benefit plans that are generally provided for executive employees.

●

Non-Competition. During the term and for a period of three years thereafter, Dr. Ray shall not, either directly or indirectly, engage (as principal, partner, employee, consultant, owner, independent contractor, advisor or otherwise, with or without compensation) in any business that directly or indirectly is developing, or plans to develop, radioimmunotherapies for cancer or any therapy related to bone marrow transplant (the “Competing Business”). Notwithstanding the foregoing, this does not prevent Dr. ray from being engaged or employed with business that has a Competing Business as part of its business, so long as he is not engaged or involved in any way in the Competing Business at such business or enterprise.

Non-Solicitation. The employment agreement also contains a non-solicitation provision that provides that during the term of employment and for a period of 24 months following the cessation of employment with the company you Dr. Dave shall not directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt any of the foregoing, either for himself or any other person or entity.

A copy of the Employment Agreement will be included as an exhibit to the Company’s Form 10-Q for the quarter ending June 30, 2017.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 16, 2017	ACTINIUM PHARMACEUTICALS, INC.

	By:	/s/ Sandesh Seth
Name: Sandesh Seth Title: Chairman of the Board & CEO

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